Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED SEPTEMBER 1, 2026
TO THE PROSPECTUS DATED APRIL 14, 2026

This document supplements, and should be read in conjunction with, our prospectus dated April 14, 2026, as supplemented by Supplement No. 1 dated April 17, 2026, Supplement No. 2 dated May 1, 2026, Supplement No. 3 dated May 15, 2026, Supplement No. 4 dated May 20, 2026, Supplement No. 5 dated June 1, 2026, Supplement No. 6 dated June 16, 2026, Supplement No. 7 dated July 1, 2026, Supplement No. 8 dated July 20, 2026, Supplement No. 9 dated August 4, 2026, Supplement No. 10 dated August 18, 2026 and Supplement No. 11 dated August 19, 2026. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of August 2026; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of August 2026. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
August 3, 2026	$13.15	$13.25	$13.30	$13.27	$13.13	$13.06	$13.15
August 4, 2026	$13.09	$13.18	$13.23	$13.20	$13.05	$13.00	$13.07
August 5, 2026	$13.09	$13.18	$13.23	$13.20	$13.05	$13.00	$13.08
August 6, 2026	$13.09	$13.18	$13.23	$13.20	$13.05	$13.00	$13.08
August 7, 2026	$13.09	$13.18	$13.23	$13.20	$13.05	$13.00	$13.08
August 10, 2026	$13.09	$13.18	$13.23	$13.20	$13.05	$13.00	$13.08
August 11, 2026	$13.09	$13.18	$13.24	$13.20	$13.05	$13.00	$13.08
August 12, 2026	$13.09	$13.18	$13.24	$13.20	$13.05	$13.00	$13.08
August 13, 2026	$13.10	$13.19	$13.24	$13.21	$13.06	$13.00	$13.09
August 14, 2026	$13.10	$13.19	$13.24	$13.21	$13.06	$13.00	$13.09
August 17, 2026	$13.20	$13.30	$13.35	$13.32	$13.17	$13.12	$13.20
August 18, 2026	$13.20	$13.30	$13.35	$13.32	$13.17	$13.12	$13.20
August 19, 2026	$13.20	$13.30	$13.35	$13.33	$13.17	$13.12	$13.20
August 20, 2026	$13.20	$13.30	$13.35	$13.33	$13.18	$13.12	$13.20
August 21, 2026	$13.20	$13.30	$13.35	$13.33	$13.18	$13.12	$13.21
August 24, 2026	$13.21	$13.30	$13.35	$13.33	$13.18	$13.12	$13.21
August 25, 2026	$13.21	$13.31	$13.36	$13.33	$13.18	$13.12	$13.21
August 26, 2026	$13.21	$13.31	$13.36	$13.34	$13.18	$13.13	$13.21
August 27, 2026	$13.21	$13.31	$13.36	$13.34	$13.19	$13.13	$13.21
August 28, 2026	$13.21	$13.31	$13.36	$13.34	$13.19	$13.13	$13.21
August 31, 2026	$13.21	$13.31	$13.36	$13.34	$13.18	$13.12	$13.21

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of August 2026, we redeemed shares for a total of approximately $2,668,287 pursuant to our share redemption plan, representing approximately 1.3% of our combined NAV calculated as of the last calendar day of the prior quarter. As the total requested was below the 2% monthly limit, then per the terms of our share redemption plan, we honored 100% of all redemption requests received.